Exhibit 99.1

AMENDMENT TO

AMENDED AND RESTATED

2002 SHARE INCENTIVE PLAN

OF CAMDEN PROPERTY TRUST

WHEREAS, Camden Property Trust (the “Company”) has heretofore adopted the Amended and Restated 2002 Share Incentive Plan of Camden Property Trust (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects as hereinafter provided;

NOW, THEREFORE, the Company does hereby amend the Plan as follows:

1.             Section 2 of the Plan is hereby amended by adding the following new subsection to the end thereof to be and read as follows:

(oo)                          “Year of Service” shall mean each twelve (12) consecutive month period commencing on an Employee’s employment commencement date and ending on each anniversary of the Employee’s employment commencement date.

2.             Section 6(b)(4) of the Plan is hereby revised to be and read in its entirety as follows:

(4)                                  Termination of Employment or Relationship.

(i)                                     General. If the employment or relationship with the Company or its Affiliates of a holder of a Restricted Share Award is terminated for any reason before satisfaction of the terms and conditions for the vesting (within the meaning of Code Section 83) of all Shares subject to the Restricted Share Award, the number of Restricted Shares not theretofore vested shall be reacquired by the Company and forfeited, and the purchase price paid for such forfeited Shares by the holder shall be returned to the holder. If Restricted Shares issued shall be reacquired by the Company and forfeited as provided above, the individual, or in the event of his or her death, his or her personal representative, shall forthwith deliver to the Secretary of the Company the certificates representing such Shares, accompanied by such instrument of transfer, if any, as may reasonably be required by the Company.

(ii)                                  Retirement After Completion of Ten Years of Service. Notwithstanding subparagraph 6(b)(4)(i) above, any and all unvested Restricted Share Awards shall immediately vest in the event of the holder’s retirement from the Company and all Affiliates after attainment of age sixty-five (65) and completion of ten (10) Years of Service. The preceding sentence shall be inapplicable, and the forfeiture provisions of Section 6(b)(4)(i) above shall apply if the employment or relationship with the Company and its Affiliates is terminated for “Cause”, as determined in the sole discretion of the Committee.

For purposes of this Section 6(b)(4)(ii), a holder’s employment or relationship shall be deemed to be terminated for “Cause”, if such termination is by reason of  (i) failure to competently discharge any material portion of his/her duties; (ii) commission or omission of any acts which are in the nature of, or constitute, fraud or dishonesty against the Company or any Affiliate; (iii) behavior which is insubordinate or disruptive to the Company or any Affiliate, or materially detrimental to the business reputation of the Company; (iv) breach of any material policy of the Company or any Affiliate; (v) engaging in competition with the Company or any Affiliate, either as an individual for his/her own account or as a partner, officer, director, shareholder, employee, independent contractor, officer, or otherwise; (vi) continual inattention to, or neglect of, any material portion of his/her duties, which inattention is not the result of illness or accident.

IN WITNESS WHEREOF, the Company has caused this AMENDMENT TO AMENDED AND RESTATED 2002 SHARE INCENTIVE PLAN OF CAMDEN PROPERTY TRUST to be executed in its name and on its behalf this 2nd day of May, 2006, to be effective as of May 2, 2006.

CAMDEN PROPERTY TRUST

By:	/s/ Dennis M. Steen
Dennis M. Steen
Senior Vice President – Finance, Chief Accounting Officer and Secretary